Exhibit 10.2

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), dated as of April 13, 2016, is entered into by and among Apple Ten Advisors, Inc., a Virginia corporation (“Ten Advisors”), Apple Suites Realty Group, Inc., a Virginia corporation (“ASRG”, and collectively with Ten Advisors, the “Advisors,” or individually, an “Advisor”), Apple REIT Ten, Inc., a Virginia corporation (“Apple Ten”), and Apple Hospitality REIT, Inc., a Virginia Corporation (“Parent”, and collectively with Apple Ten, the “Companies,” or individually a “Company”).

WHEREAS, the Companies and 34 Consolidated, Inc., a Virginia corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), are entering into an Agreement and Plan of Merger, dated as of April 13, 2016 (as it may be amended or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Apple Ten will merge with and into Acquisition Sub (the “Merger”), with Acquisition Sub continuing as the Surviving Corporation in the Merger (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS, certain of the Companies and certain of the Advisors are parties to the agreements set forth on Schedule 1 hereto (the “Related Party Agreements”); and

WHEREAS, pursuant to Section 5.8(a) of the Merger Agreement, the respective obligation of each Company to effect the Merger is partially conditioned upon the effectiveness of this Agreement as of the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, intending to be legally bound, as follows:

1. Termination of Related Party Agreements.  As of immediately after the Effective Time, the Related Party Agreements shall be terminated and shall be of no further force or effect, except as provided herein.  The termination of the Related Party Agreements immediately after the Effective Time shall not affect any of the rights or obligations of any party to any such Related Party Agreement accruing at or prior to the Effective Time; provided, however, that each Advisor and each Company acknowledges that no fees shall be payable as a result of the termination of the Related Party Agreements. Each of the parties hereto irrevocably waives any notice requirements under the Related Party Agreements to which it is party.

2. Representations and Warranties from the Companies.  Each of the Companies, as to itself only, represents and warrants to each of the Advisors as follows:

(a) Such Company has the legal capacity, power, authority and right (contractual or otherwise) to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such Company and constitutes a valid and binding obligation of such Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relevant to creditors’ rights and general principles of equity.

(c) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or violate the Articles of Incorporation or Bylaws of such Company, (ii) conflict with or violate any court order, judgment or decree applicable to such Company, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract or agreement to which such Company is a party or by which such Company is bound or affected, which conflict, violation, breach or default in the case of clause (ii) or (iii) would materially and adversely affect such Company’s ability to perform any of its obligations under this Agreement.

3. Representations and Warranties from the Advisors.  Each Advisor, as to itself only, represents and warrants to each of the Companies as follows:

(a) Such Advisor has the legal capacity, power, authority and right (contractual or otherwise) to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such Advisor and constitutes a valid and binding obligation of such Advisor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relevant to creditors’ rights and general principles of equity.

(c) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or violate the Articles of Incorporation or Bylaws of such Advisor, (ii) conflict with or violate any court order, judgment or decree applicable to such Advisor, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract or agreement to which such Advisor is a party or by which such Advisor is bound or affected, which conflict, violation, breach or default in the case of clause (ii) or (iii) would materially and adversely affect such Advisor’s ability to perform any of its obligations under this Agreement.

4. Descriptive Headings.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5. Amendment; Waivers.  This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto and, with respect to Apple Ten, with the prior approval of the Company Special Committee, and, with respect to Parent, with the prior approval of the Parent Board.  No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence thereto.  No waiver shall be valid against any party hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

6. Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

7. Entire Agreement; No Third-Party Beneficiaries.  This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement, and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies.

8. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

9. Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10. Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Virginia or in any Virginia state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Termination Agreement, or have caused this Termination Agreement to be duly executed and delivered in their names and on their behalf, all as of the date first written above.

APPLE TEN ADVISORS, INC.

By:	/s/ David Buckley
Name:	David Buckley
Title:	Vice President

APPLE SUITES REALTY GROUP, INC.

By:	/s/ David Buckley
Name:	David Buckley
Title:	Vice President

APPLE REIT TEN, INC.

By:	/s/ David Buckley
Name:	David Buckley
Title:	Executive Vice President

APPLE HOSPITALITY REIT, INC.

By:	/s/ Bryan Peery
Name:	Bryan Peery
Title:	Executive Vice President

Schedule 1

1.	Advisory Agreement between Apple REIT Ten, Inc. and Apple Ten Advisors, Inc. dated as of December 20, 2010.

2.	Property Acquisition/Disposition Agreement between Apple REIT Ten, Inc. and Apple Suites Realty Group, Inc. dated as of December 20, 2010.

3.	Subcontract Agreement between Apple Hospitality REIT, Inc. (f/k/a Apple REIT Nine, Inc.) and Apple Ten Advisors, Inc. dated as of August 7, 2013.